Exhibit 10.7

CFO SIGN-ON RSU AWARD AGREEMENT

This CLASS A RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Award Agreement”), dated July 19, 2018, is made by and between OZ Management LP, a Delaware limited partnership (the “Partnership”), and Thomas M. Sipp (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (the “Plan”). Where the context permits, references to the Partnership shall include any successor to the Partnership.

1. Grant of Restricted Share Units.

(a) Subject to all of the terms and conditions of this Award Agreement, the Plan, and the Partner Agreement (as defined below), the Partnership hereby grants to the Participant 3,000,000 Class A restricted share units (the “RSUs”), effective as of May 3, 2018. This grant is being made in satisfaction of the grant of Sign-On RSUs (as defined in the Partner Agreement) under Section 5 of the Partner Agreement.

(b) For purposes of this Award Agreement, “Partner Agreement” means the Partner Agreement between the Partnership and the Participant, dated July 19, 2018 and effective as of May 3, 2018, as amended, supplemented or restated from time to time.

(c) For purposes of this Award Agreement, “Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 1, 2017, as amended, supplemented or restated from time to time.

2. Form of Payment.

(a) Except as otherwise provided in this Award Agreement (including Exhibit A hereto) or the Plan, each RSU granted hereunder shall represent the right to receive, in the sole discretion of the Administrator, either (i) one Class A Share or (ii) cash equal to the Fair Market Value of one Class A Share, in either case, on the third business day following the date such RSU becomes vested in accordance with the vesting schedule set forth in Exhibit A hereto (the “Vesting Schedule”).

(b) In addition, the Participant will be credited with Distribution Equivalents with respect to the RSUs, calculated as follows: with respect to any RSUs granted on or prior to the record date applicable to a cash distribution, on each date that any such cash distribution is paid to all holders of Class A Shares while the RSUs are outstanding, the Participant’s account shall be credited, in the sole discretion of the Administrator, with one of the following: (i) the right to receive an amount of cash equal to the amount of such Distribution Equivalents or (ii) an additional number of RSUs equal to the number of whole Class A Shares (valued at Fair Market Value on such date or the immediately preceding trading day as determined by the Administrator in its discretion) that could be purchased on such date with the aggregate dollar amount of the cash distribution that would have been paid on the RSUs had the RSUs been issued as Shares. The right to receive cash or additional RSUs credited under this Section shall be subject to the same terms and conditions applicable to the RSUs originally awarded hereunder and will be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded. Any RSUs credited to the Participant’s account may, in the sole discretion of the Administrator as determined at the time such Distribution Equivalent is credited to the Participant’s account, be eligible to receive additional Distribution Equivalents. The Distribution Equivalents referenced in this Section 2(b) may be granted under the Plan or any predecessor or successor thereto. Where the context permits, references to RSUs shall include any RSUs credited to the Participant’s account as Distribution Equivalents with respect to such RSUs.

3. Restrictions.

(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture until vested in accordance with the terms of the Vesting Schedule and until any additional requirements or restrictions contained in this Award Agreement, the Plan and the Partner Agreement have been otherwise satisfied, terminated or expressly waived by the Partnership in writing.

(b) The RSUs shall become vested in accordance with the Vesting Schedule and the Class A Shares or cash-equivalent amount to which such vested RSUs relate shall become issuable or payable on the third business day thereafter (provided, that such issuance or payment is otherwise in accordance with federal and state securities and tax laws, including satisfaction of all withholding requirements).

(c) Any Class A Shares delivered in respect of any RSUs, any proceeds received by the Participant in respect of any such Class A Shares that were sold, and any dividends or other distributions received by the Participant on any such Class A Shares (or credited as a Distribution Equivalent on any RSU) shall be subject to all applicable provisions of the Partner Agreement, including without limitation, the forfeiture and clawback provisions set forth in Section 7(b)(ii) and Section 7(d) of the Partner Agreement.

4. Voting and Other Rights. The Participant shall have no rights of a shareholder (including the right to distributions) unless and until Class A Shares are issued following vesting of the Participant’s RSUs.

5. Conflicting Provisions. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and/or the Plan and the provisions of the Partner Agreement, the provisions of this Award Agreement shall govern.

6. No Rights to Continuation of Active Service. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue as a limited partner of, or otherwise in the employ or service of, the Partnership or any of its Subsidiaries or Affiliates, or shall interfere with or restrict the right of the Partnership or its Subsidiaries or Affiliates, as the case may be, to terminate the Participant’s active involvement at any time for any reason whatsoever, with or without cause.

7. Section 409A Compliance. The intent of the parties is that payments and benefits under this Award Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service for purposes of this Award Agreement until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, payment shall be made in accordance with Exhibit A, notwithstanding any provision for accelerated vesting under the Plan. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, no Change of Control shall be deemed to have occurred unless it constitutes a change in control event under Section 409A. Notwithstanding anything to the contrary in this Award Agreement or the Plan, to the extent that any RSUs are payable to a “specified employee” (within the meaning of Section 409A of the Code) upon a separation from service and such payment would result in the imposition of any individual penalty tax or late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if a period specified for execution of a release of claims begins in one taxable year and ends in a second taxable year, the settlement or payment of the awards shall occur in the second taxable year.

8. Governing Law; Submission to Jurisdiction. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware. The Participant hereby submits to and accepts for himself and in respect of his property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of Delaware for any dispute arising out of or relating to this Award Agreement or the breach, termination or validity thereof. The Participant further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service to the Participant at the address for the Participant in the books and records of the Partnership.

9. Award Agreement Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, permitted transferees, assignees and successors in interest, and upon the Partnership and its successors and assignees, subject to the terms of the Plan.

10. No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

11. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement or that may reasonably be required of the Participant by the Partnership, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

12. Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement. Moreover, if one or more of the provisions contained in this Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

13. Entire Award Agreement. This Award Agreement, the Plan and the Partner Agreement contain the entire agreement and understanding among the parties as to the subject matter hereof.

14. Headings. Section headings (including those in Exhibit A attached hereto) are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

15. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

16. Amendment. Except as specifically provided in the Partner Agreement, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto and no such amendment or modification shall be made to the extent it violates Section 409A of the Code.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first set forth above.

OZ MANAGEMENT LP

By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Award Agreement.

PARTICIPANT

Signature:	/s/ Thomas M. Sipp

Name:	Thomas M. Sipp

Address:

CFO SIGN-ON RSU AWARD AGREEMENT

EXHIBIT A

1. General Vesting Schedule. Subject to Sections 2 and 3 below, one third (1/3) of the RSUs shall vest on each of the first three anniversaries of May 3, 2018 (each, a “Vesting Date”) (and settle pursuant to Section 3(b) of this Award Agreement), provided that the Participant remains an Active Individual LP (as defined in the Partner Agreement) through the applicable Vesting Date (and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation (as defined in the Partner Agreement) on or before such date). If the Participant ceases to be an Active Individual LP prior to the applicable Vesting Date, all of the RSUs then held by the Participant shall be forfeited, except as otherwise provided in this Exhibit A.

2. Termination of Service.

a. Withdrawal for Cause. If the Participant is subject to a Withdrawal for Cause (as defined in the Partner Agreement), all of the RSUs then held by the Participant shall be forfeited as of the date of such Withdrawal.

b. Withdrawal without Cause. If the Term (as defined in the Partner Agreement) is terminated by the Partnership and the Participant is subject to a Withdrawal without Cause (as defined in the Partner Agreement) prior to the Scheduled Expiration of the Term (as defined in the Partner Agreement), then 50% of the unvested RSUs then held by the Participant (applied equally across each remaining vesting installment) shall become vested on the date such RSUs would have otherwise vested in accordance with Section 1 of this Exhibit A (and settle pursuant to Section 3(b) of this Award Agreement), and the remaining unvested RSUs shall be forfeited as of the date of such Withdrawal.

c. Death or Disability. In the event of the Participant ceasing to be an Active Individual LP due to death or Disability (as defined in the Limited Partnership Agreement) prior to the Scheduled Expiration of the Term, each RSU then held by the Participant shall become vested on the date such RSU would have otherwise vested in accordance with Section 1 of this Exhibit A (and settle pursuant to Section 3(b) of this Award Agreement).

d. Non-Extension of the Term. In the event the Term is not extended pursuant to Section 1(d) of the Partner Agreement, each RSU then held by the Participant shall become vested on the date such RSU would have otherwise vested in accordance with Section 1 of this Exhibit A (and settle pursuant to Section 3(b) of this Award Agreement).

3. Change of Control. If the Participant is subject to a Withdrawal without Cause within the 12 months following any Change of Control, all of the RSUs then held by the Participant shall become vested on the date of such Withdrawal (and settle pursuant to Section 3(b) of this Award Agreement).

4. Continued Compliance with Restrictive Covenants; Release. As a condition precedent to any continued vesting of the RSUs permitted under the terms of this Award Agreement, the Plan, or the Partner Agreement, as applicable, after the Participant ceases to be an Active Individual LP (other than due to death), the Participant must: (x) execute a general release agreement in compliance with Section 8.3(g) of the Limited Partnership Agreement, and such general release must become effective as provided therein, and (y) continue to comply with all applicable restrictive covenants to which the Participant is subject, whether contained in the Limited Partnership Agreement, the Partner Agreement or otherwise.